Exhibit 3.1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VRIO CORP.

Vrio Corp., a Delaware corporation, hereby certifies as follows:

FIRST. The name of the corporation is Vrio Corp. The date of filing of its original certificate of incorporation with the Secretary of State was October 19, 2017 and the name under which it was originally incorporated was Quantum Holding Inc.

SECOND. This amended and restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holder of all of the outstanding stock entitled to vote thereon and all of the outstanding stock of each class entitled to vote thereon as a class in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

ARTICLE I

NAME

The name of the corporation is Vrio Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 1. Capital Stock

(a)    Authorized Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 2,700,000,000 shares, of which 2,000,000,000 shares shall be shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), 500,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 200,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(b)    Reclassification of Existing Common Stock. Upon this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) becoming effective pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Existing Common Stock”) will automatically be reclassified into one share of Class B Common Stock.

(c)    Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock and each class of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof.

Section 2. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”) as hereinafter provided. Authority is hereby expressly granted to the Board of Directors to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series, by resolution or resolutions to determine and fix the designation of and the number of shares comprising such series, and such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights (which may be cumulative or non-cumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative), conversion rights, exchange rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

Section 3. Common Stock. The holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent permitted thereunder, such additional rights as are set forth below:

(a)    Equal Status. Except as expressly provided in this Article IV, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respect as to all matters.

(b)    Voting. There shall be no cumulative voting. Except as otherwise expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (if action by written consent of the stockholders is permitted at such time under this Certificate of Incorporation) of the stockholders of the Corporation; (ii) be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation; and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided that, except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, so long as both shares of Class A Common Stock are outstanding and shares of Class B Common Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of any class of Common Stock as compared to those of the other class of Common Stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of Common Stock whose relative rights, preferences, qualifications, limitations or restrictions are adversely affected; provided, that, for the foregoing purposes, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B Common stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock.

(c)    Conversion of Class B Common Stock.

(i) Voluntary Conversion. Subject to Section 3(c)(iii) of this Article IV, each share of Class B Common Stock held by AT&T (as defined below) shall be convertible, at the option of the holder thereof at any time and from time to time, into one fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates, if any, representing the shares of Class B Common Stock to be converted at any time during normal business hours at the office of the Corporation’s transfer agent, accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares into an equal number of shares of Class A Common Stock, and (if so required by the Corporation’s transfer agent) by instruments of transfer, in form satisfactory to the Corporation’s transfer agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 3(c)(i) of this Article IV. To the extent permitted by law, such conversion shall be deemed to have been effected at the close of business on the date of such notice. Subject to the last sentence of Section 3(d) of this Article IV, immediately upon conversion of shares of Class B Common Stock, the rights of the holders of shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, then the individual, entity or other person requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable. As used herein, “AT&T” means AT&T Inc., a Delaware corporation, any and all successors to AT&T Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities in which AT&T Inc. owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting stock, voting power, partnership interests or similar ownership interests; provided, however, that the term “AT&T” shall not include the Corporation and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities in which the Corporation owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting stock, voting power, partnership interests or similar ownership interests.

(ii) Automatic Conversion. Subject to Section 3(c)(iii) of this Article IV, (A) each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and non-assessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 5 of this Article IV) other than a Permitted Transfer (as defined in Section 5 of this Article IV) of such share of Class B Common Stock and (B) all shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of shares of fully paid and non-assessable Class A Common Stock at such time as AT&T ceases to beneficially own at least ten percent (10%) of the then outstanding capital stock of, or other equity interests in, the Corporation other than as a result of a “Split-Off or Spin-Off” (as defined in Section 5 of this Article IV). Each share of Class B Common Stock that is converted pursuant to this Section 3(c)(ii) shall thereupon be retired by the Corporation and shall not be available for reissuance.

(iii) Notwithstanding the foregoing, upon the occurrence of any “Split-Off or Spin-Off”, (x) any shares of Class B Common Stock transferred to holders of AT&T stock, securities or debt in a Split-Off or Spin-Off shall not be converted under Section 3(c)(ii) as a result of such transfer and (y) from and following the Split-Off or Spin-Off, the provisions of Section 3(c)(i) and 3(c)(ii) of this Article IV shall terminate and cease to apply to any shares of Class B Common Stock outstanding.

(iv) Following the effectiveness of the conversion of all Class B Common Stock into Class A Common Stock pursuant to clauses (i) or (ii) above, Section 3 shall be deleted in its entirety from this Article IV automatically and without further action by the stockholders or the Corporation, with appropriate renumbering of the remaining sections hereof, and each reference to “Class A Common Stock”, “Class B Common Stock” or “Common Stock” in this Certificate of Incorporation shall thereafter be deemed to be a reference to Common Stock, par value $0.01. Unless prohibited by the DGCL, the Corporation may restate this Certificate of Incorporation in its entirety to give effect to this provision and any such restatement need not include this clause (iv) and may renumber and/or appropriately relocate this paragraph within this Article IV.

(d)    Dividends. The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property, shares of capital stock or rights to acquire shares of capital stock of the Corporation as may be declared by the Board of Directors from time to time with respect to Common Stock out of assets or funds of the Corporation legally available therefor and no dividend or distribution may be declared or paid on the outstanding shares of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends or distributions are declared or paid in shares of Common Stock or rights to acquire shares of Common Stock, the dividends or distributions payable to holders of Class A Common Stock shall be payable in Class A Common Stock or rights to acquire Class A Common Stock, as applicable, and the dividends or distributions payable to the holders of Class B Common Stock shall be payable in Class B Common Stock or rights to acquire Class B Common Stock, as applicable, and the number of shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as applicable, paid or distributed in respect of each outstanding share of Class A Common Stock shall be equal to the number of shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as applicable, paid or distributed in respect of each outstanding share of Class B Common Stock. Notwithstanding the foregoing, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to Section 3(c) of this Article IV is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution and prior to the date on which such dividend or distribution is to be paid to such holders, the holder of the Class A Common Stock issued upon the conversion of such converted share of Class B Common Stock will be entitled to receive such dividend or distribution on such payment date; provided, however, that to the extent that such dividend or distribution is payable in shares of Class B Common Stock or rights to acquire Class B Common Stock, as applicable, no such shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as applicable, shall be issued in payment thereof and such dividend or distribution shall instead be paid by the issuance of such number of shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as applicable, into which such shares of Class B Common Stock or rights to acquire Class B Common Stock, as applicable, if issued or exercised, as applicable, would have been convertible on such payment date.

(e)    Liquidation, Dissolution, etc. In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock. For purposes of this paragraph, unless otherwise provided with respect to any then outstanding series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

(f)    Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(g)    Treatment in a Merger. The consideration received per share by the holders of the Class A Common Stock and the holders of the Class B Common Stock in any merger, consolidation, reorganization or other business combination shall be identical; provided, however, that if (i) such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Corporation or any other corporation, partnership, limited liability company or other entity; (ii) the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of shares of capital stock or other equity interests received in respect of the shares of Class B Common Stock differ solely to the extent that the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and the Class B Common Stock differ as described in Section 3 of this Article IV; and (iii) upon receipt of such consideration, AT&T will beneficially own at least a majority of the voting power of the surviving entity, then the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock differ as provided herein (including, without limitation, with respect to the voting rights and conversion provisions hereof) (such event, an “AT&T Continued Control Event”); and provided further, that, if the holders of the Class A Common Stock or the holders of the Class B Common Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provisions shall be deemed satisfied if holders of the other class are granted identical election rights (subject to the limited exceptions provided for in the case of an AT&T Continued Control Event).

(h)    No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(i)    Conversion Shares. So long as any shares of Class B Common Stock remain outstanding and prior to a “Split-Off or Spin-Off”, the Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

Section 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issuance or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase all or any part of any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Section 5. Definitions. For purposes of this Certificate of Incorporation:

(a)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)    “Permitted Transfer” shall mean the Transfer of any share or shares of Class B Common Stock to AT&T.

(c)    “Split-Off or Spin-Off” shall mean any distribution or other transfer of Common Stock to the holders of common stock of AT&T or holders of securities or debt issued by AT&T in a transaction intended to qualify as (i) a distribution under Section 355 of the Code (or under Section 356 of the Code as relating to Section 355 of the Code) (a “Section 355 Distribution”) or (ii) a transaction pursuant to a plan of reorganization under Section 368(a)(1)(D) of the Code which plan also includes a Section 355 Distribution, in each case, including any corresponding provision or provisions of any successor statute.

(d)    “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation);

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation; (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time; and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

(e)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

ARTICLE V

BOARD OF DIRECTORS

Section 1. Powers of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by applicable law or by this Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Number of Directors. Subject to the rights of any series of Preferred Stock with respect to the election of directors, the total number of authorized directors constituting the Board of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Section 3. Classification of the Board. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, the directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a term expiring at the third succeeding annual meeting. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term expiring at the third succeeding annual meeting. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term expiring at the third succeeding annual meeting. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 3 of Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification, retirement, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4. Removal; Vacancies. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series and except as otherwise required by applicable law, (a) until such time as AT&T ceases to beneficially own shares of Common Stock representing at least a majority of the voting power (“AT&T Control”) of all of the then outstanding shares of capital stock of the Corporation entitled to vote (the “Voting Stock”), the Board of Directors or any individual directors may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock and (b) from and after the time that AT&T beneficially owns less than a majority of the voting power of the Voting Stock, the Board of Directors or any individual directors may be removed from office at any time only for cause by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.

Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

Section 5. By-Laws. The Board of Directors is expressly authorized to make, alter or repeal By-Laws of the Corporation. Notwithstanding the foregoing, the By-Laws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of (a) a majority of the voting power of the Voting Stock while the Corporation is under AT&T Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation cases to be under AT&T Control.

Section 6. Elections of Directors. Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

ARTICLE VI

MATTERS RELATING TO STOCKHOLDERS

Section 1. Action by Written Consent. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by an action by written consent in lieu of a meeting with the approval of the holders of outstanding capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, that from and after the time that AT&T beneficially owns less than a majority of the voting power of the Voting Stock, no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, except where such consent is signed by all holders of stock of the Corporation then outstanding and entitled to vote thereon. Any alteration, amendment or repeal of this Section 1, Article VI shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under AT&T Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under AT&T Control.

Section 2. Special Meeting of Stockholders. Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time (a) by the Chairman of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors or by the holders of a majority of the voting power of the Voting Stock while the Corporation is under AT&T Control and (b) at such time that the Corporation is not under AT&T Control, only by the Chairman of the Board of Directors or by the Secretary of the Corporation upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, and may not be called by any other person or persons.

Section 3. Meeting Location. Meetings of stockholders may be held within or outside the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE VII

LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

ARTICLE VIII

SECTION 203

The Corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article VIII, apply to the Corporation; and (b) AT&T does not beneficially own shares of capital stock of the Corporation representing at least ten percent (10%) of the voting power of all the then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE IX

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or its stockholders; (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time); or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

ARTICLE X

AMENDMENT

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by the By-Laws of the Corporation or by this Certificate of Incorporation (or by any certificate of designation hereto), any alteration, amendment or repeal of Articles V, VI, VII, VIII, IX, X or XI of this Certificate of Incorporation shall require the affirmative vote of (a) a majority of the voting power of the Voting Stock while the Corporation is under AT&T Control and (b) at least two-thirds of the voting power of the Voting Stock from and after the time that the Corporation ceases to be under AT&T Control.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation but only in the manner now or hereafter prescribed in this Certificate of Incorporation the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE XI

CORPORATE OPPORTUNITIES

In anticipation that the Corporation and AT&T may engage in the same or similar business activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with AT&T (including service of officers and directors of AT&T as directors of the Corporation), the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve AT&T and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this section.

Section 1. Right to Compete. Subject to any contractual provisions to the contrary, AT&T shall have the right to, and shall have no duty to refrain from: (a) engaging in the same or similar business activities or lines of business as the Corporation; (b) doing business with any client or customer of the Corporation; and (c) employing or otherwise engaging any director, officer or employee of the Corporation, and neither AT&T nor any officer or director thereof (except as provided in Section 2 of this Article XI) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of AT&T or of such person’s participation therein. In the event that AT&T acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both AT&T and the Corporation, AT&T shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that AT&T pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

Section 2. Corporate Opportunities. To the extent that an opportunity may be of interest to both the Corporation and AT&T (which for purposes of this Article XI only, shall be deemed to include any subsidiary of AT&T other than the Corporation), if the opportunity is offered to:

(a)    one of the officers or employees of the Corporation who is also a director (but not an officer or employee) of AT&T, that opportunity will belong to the Corporation unless expressly offered to that person primarily in his or her capacity as a director of AT&T, in which case it will belong to AT&T;

(b)    one of the directors of the Corporation who is also an officer or employee of AT&T, that opportunity will belong to AT&T unless expressly offered to that person primarily in his or her capacity as a director of the Corporation, in which case it will belong to the Corporation; and

(c)    any person who is either (i) an officer or employee of both the Corporation and AT&T or (ii) a director of both the Corporation and AT&T (but not an officer or employee of either one), that opportunity will belong to AT&T unless expressly offered to that person primarily in his or her capacity as a director of the Corporation, in which case it will belong to the Corporation;

and, to the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for AT&T and the Corporation.

Any corporate opportunity that belongs to the Corporation or AT&T, as the case may be, may not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party. Furthermore, so long as the material facts of any transaction between the Corporation and AT&T have been disclosed to or are known by the Board of Directors or relevant committee thereof, and the Board of Directors or such committee (which pursuant to Section 144(b) of the DGCL, may include directors who are directors or officers of AT&T for purposes of establishing the presence of a quorum) authorizes the transaction by an affirmative vote of a majority of the disinterested directors, then, to the fullest extent permitted by law, AT&T and its directors and officers will be deemed to have satisfied their fiduciary duties and not be liable to the Corporation or the Corporation’s stockholders for any breach of fiduciary duty or duty of loyalty relating to that transaction.

Section 3. Effect After Operative Date. Following the Operative Date (as defined below in Section 4 of this Article XI), any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article XI shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Certificate of Incorporation, the By-Laws, the DGCL and other applicable law. This Article XI shall become inoperative and of no further effect following the Operative Date.

Section 4. Definitions. For purposes of this Article XI:

(a)    “Corporation” means (except where used in this definition) the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and

(b)    “Operative Date” means the first date on which AT&T ceases to beneficially own (as such term is defined in Rule 16a-1(a)(2) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”)), in the aggregate, shares entitled to ten percent (10%) or more of the votes entitled to be cast (on matters other than the election of directors) by the holders of the then outstanding Common Stock.

IN WITNESS WHEREOF, Vrio Corp. has caused this certificate to be signed by Michael A. Hartman its General Counsel and Secretary, on the      day of             , 2018.

VRIO CORP.

By
Michael A. Hartman
General Counsel and Secretary